UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2016

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Technology Drive, Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 875-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.

KLA-Tencor Corporation (the “Company” or “KLA-Tencor”) held a Special Meeting of Stockholders on February 19, 2016 at 8:00 a.m., Pacific time (the “Special Meeting”). All proposals were approved by the Company’s stockholders by the requisite vote. The following matters were acted upon at the Special Meeting:

Proposal 1. The Company’s stockholders approved the adoption of the Agreement and Plan of Merger and Reorganization by and among Lam Research Corporation, Topeka Merger Sub 1, Inc., Topeka Merger Sub 2, Inc. and KLA-Tencor. The table below presents the voting results on this proposal:

For	Against	Abstentions	Broker Non-Votes
116,197,433	230,610	1,140,050	—

Proposal 3. The Company’s stockholders approved, by a non-binding, advisory vote, the compensation of KLA-Tencor’s named executive officers that is based on or otherwise relates to the mergers. The table below presents the voting results on this proposal:

For	Against	Abstentions	Broker Non-Votes
113,319,248	2,457,480	1,791,365	—

Proposal 4. The Company’s stockholders approved an extension of the applicability of KLA-Tencor’s outside director vesting acceleration policy to outside members of the KLA-Tencor Board who have served on the KLA-Tencor Board for less than six years as of their termination date, such that the vesting of all restricted stock units held by outside directors who have served on the KLA-Tencor Board for less than six years will accelerate on a pro rata basis upon a separation from service with KLA-Tencor and Lam Research. The table below presents the voting results on this proposal:

For	Against	Abstentions	Broker Non-Votes
116,642,627	709,940	215,526	—

Item 8.01    Other Events.

On February 19, 2016, the Company and Lam Research Corporation issued a joint press release announcing the results of the Special Meeting. The joint press release is attached as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Description

99.1	Joint Press Release of Lam Research Corporation and KLA-Tencor Corporation dated February 19, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: February 19, 2016                /s/ Bren D. Higgins
Bren D. Higgins
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.        Description

99.1	Joint Press Release of Lam Research Corporation and KLA-Tencor Corporation dated February 19, 2016